NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, AUG. 31, 2006

GROUP 1 AUTOMOTIVE ACQUIRES FOUR ADDITIONAL IMPORT STORES

Increases Acquisition Target To $750 Million

HOUSTON, Aug. 31, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has expanded its presence in the Southeast by acquiring the Pat Peck Honda, Kia and Nissan dealerships in Gulfport, Miss., and the Pat Peck Nissan dealership in Mobile, Ala. The four dealerships are expected to generate approximately $176.0 million in annual revenues.

“These acquisitions expand our geographic presence in the fast-growing Gulf Coast region and further increase our import offerings,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We will continue to look for opportunities that will increase our import/luxury brand mix in existing and new market areas and add value for our shareholders.”

Year to date, Group 1 has acquired 11 franchises that are expected to generate $579.2 million in estimated annual revenues, including two Toyota/Scion, three Nissan, and Lexus, Honda, Kia and Suzuki franchises.

Revised Outlook
The company has exceeded its previous full-year acquisition target of $500 million. Group 1 now anticipates acquiring a total of at least $750 million in annual revenues during 2006.

About Group 1 Automotive, Inc.
Group 1 owns 98 automotive dealerships comprised of 139 franchises, 33 brands and 29 collision service centers in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.